EXHIBIT 10.24



October 30, 2003


Mr. David Robert Owen
9 Old Compton Lane
Farnham, Surrey, U.K.
GU9 8BS


Dear Rob;

WITHOUT PREJUDICE
-----------------

I write in order to set out our proposals regarding the termination of your employment with MDSI Services (UK) (the "Company").

It is agreed between you and the Company subject to you confirming acceptance of the terms and conditions set out in this letter by signing, dating and returning the enclosed duplicate of this letter, following which, although marked "without prejudice", this letter will be treated by you and by the Company as an open and binding agreement:

1. Your employment with the Company is terminated by reason of redundancy on October 31, 2003 (the "Termination Date").

2.1.1 You will be paid within 7 days after the Company receives an executed copy of this Agreement.

2.1.2 You shall continue to receive your salary and the benefits to which you are currently entitled (less PAYE deductions) to the Termination Date; and

          (a)  (pound)25,000 pay in lieu of notice free of tax;

          (b)  you are entitled to a statutory redundancy payment of(pound)390;

          (c) Group Life Insurance coverage shall be continued to end of January 2003.

          (d) The Company will continue to contribute 5% of gross salary for pension contribution until January 31, 2003.

          (e) You will receive(pound)1350.00 (less PAYE deductions) in lieu of your car allowance entitlement to January 31, 2004.

          (f)  Benefits will continue until January 31, 2003.


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3.        You will be paid your accrued holiday  entitlement not yet used at the same time as you receive your final salary payment. This has been calculated as 9.5 days which equates to (pound)3653.89.

4.        You will be provided with your Form P45 shortly after the  Termination
          Date.

5. You accept the payments referred to in this Agreement in full and final settlement of all claims you have or may have against the Company, its officers or employees arising out of, in connection with or by reason of your employment with the Company, or the termination of such employment including any statutory or common law claim or any claims arising out of European Community law and it is a condition of the payment to you under this Agreement that no proceedings in respect of any such claims in any Industrial Tribunal, High Court, County Court or otherwise have been or will be commenced by you against the Company or any of its officers or employees and should any such claim be commenced, and without prejudice to any other rights or remedies arising from such action, all sums paid to you under this Agreement shall immediately become repayable.

6. You agree to abide with the duties of confidentiality, which you owe to the Company regarding its confidential information notwithstanding the termination of your employment.

7. The Company will pay to your legal advisers the sum of (pound)150 (plus VAT) upon receipt of an invoice in respect of the same to cover your legal fees wholly and exclusively incurred in connection with the termination of your employment and the concluding of this Agreement.

8. It is agreed that this Agreement constitutes a compromise agreement reached pursuant to the provisions of Section 203 of the Employment Rights Act 1996; Section 77 of the Sex Discrimination Act 1975 (as amended); Section 72 of the Race Relations Act 1976 (as amended);
          Section 288 of the Trade Unions and Labour Relations (Consolidation) Act 1992 (as amended); and Section 9 of the Disability Discrimination Act 1995 in respect of any claims you may have under those Acts and you confirm that you have received independent legal advice from the qualifying lawyer named below with a current practicing certificate and professional indemnity insurance or cover under the Solicitors Indemnity Fund for the risk of any claim by you in respect of any loss arising in consequence of that advice and who has advised you of the terms and effect of this Agreement and in particular its effect on your ability to claim through the Industrial Tribunal and Courts and in light of this advice you have agreed these terms and conditions.



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DEFINITION
----------

To be completed by solicitor referred to above.

A I am a Solicitor of the Supreme Court of England and Wales holding a current practising Certificate.

B I have advised David Robert Owen of the terms and effect of the agreement set out in this letter and in particular its effect on his ability to pursue a claim in an Industrial Tribunal following its signing.

C There was in force at the time of the advice referred to above being given, a policy of professional indemnity insurance cover under the Solicitors' Indemnity Fund for the risk of any claim by him in respect of any loss arising in consequence of my advice to him.


Signed  /s/ Andrew Neil Cox

Name (Print) Andrew Neil Cox

Dated  November 6, 2003


Yours sincerely,

/s/ Walter Beisheim
------------------------------------------------
per: Walter Beisheim

duly authorized for and on behalf of the Company

I accept and agree to the terms and conditions set out in this letter.

Signed  /s/ David Robert Owen

David Robert Owen

Dated November 6, 2003